Exhibit 2.2

ADDENDUM TO STOCK PURCHASE AGREEMENT

DATED MARCH 31, 2008

BY AND AMONG

THE AMACORE GROUP, INC.,

AND

US HEALTH BENEFITS GROUP, INC.

US HEALTHCARE PLANS, INC.

ON THE PHONE, INC.

Dated as of April 3, 2008

AGREEMENT AND PLAN OF MERGER

This ADDENDUM TO STOCK PURCHASE AGREEMENT DATED MARCH 31, 2008 (this “Addendum”), dated as of April 1, 2008 is among (i) The Amacore Group, Inc., a Delaware corporation, (ii) US Health Benefits Group, Inc., a Florida corporation, (iii) US Healthcare Plans, Inc., a Florida corporation (iv) On The Phone, Inc. a Florida corporation, and (v) Howard Knaster, the shareholder of US Health Benefits Group, Inc, US Healthcare Plans, Inc and On the Phone, Inc.

WHEREAS, this addendum will update specific clauses, words, omissions, deletions and errors recognized after the execution of the STOCK PURCHASE AGREEMENT DATED MARCH 31, 2008 (this “Agreement”);

WHEREAS, it is the intention of the parties that the updates contained in this Addendum will supersede and over ride the Agreement; and

NOW, THEREFORE, intending to be legally bound hereby, the parties hereby agree as follows:

A1           In clause 1 - Definitions, the following definition should be added:

“Agreed Value” means $9,000,000.

A2           Clause 3.1, should be deleted in its entirety and replaced with the following:

“3.1           Closing Deliveries of the Buyer.  At the Closing, the Buyer shall deliver to the Escrow Agent the Stockholder’s certificates totaling one million eight-hundred thousand (1,800,000) shares of AGI’s Class A Common Stock.  In addition, the Buyer shall deliver to the Stockholders the signed Escrow Agreement as referred to in paragraph 7 below and such other documents, if any, as the parties may deem to be necessary to carry out the intent of this Agreement.  The Stockholders acknowledge that said shares will be deemed “restricted” securities under Rule 144.  Unless otherwise directed by AGI, Stockholders agree to establish a brokerage account through Mr. Joe Sanders, a registered broker, or through such other broker or brokerage company designated by AGI.  Further, Stockholders agree to sell such shares only through such account.  The Stockholders agree to limiting the amount of Amacore shares sold into the market on any given day to an amount not to exceed 10% of Amacore’s trading volume on the date of Stockholder’s sale.  For example, if on a given day, Amacore trades 100 shares up to Noon, no more than 10 shares may be sold by Stockholder; and if from Noon to 4:00 p.m., Amacore’s trading volume is an additional 200 shares, no more than an additional 20 shares may be sold during the remainder of that trading day.  The Stockholders agree to not, either directly or indirectly, engage or encourage others to engage in any “short selling” of Amacore stock.  This provision shall survive the termination, for any reason, or expiration of this Agreement and be binding upon Stockholder’s permitted donees or assignees provided, however, Stockholder’s shares shall be sold, transferred, assigned or hypothecated by Stockholders without the express written permission of the Amacore.”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

THE AMACORE GROUP, INC.

By:______________________________

Name:

Title:

US HEALTH BENEFITS GROUP, INC.	STOCKHOLDER

By:_____________________________	By:_____________________________
Name:	Howard Knaster
Title:

US HEALTHCARE PLANS, INC.	STOCKHOLDER

By:_____________________________	By:_____________________________
Name:	Howard Knaster
Title

ON THE PHONE, INC.	STOCKHOLDER

By:_____________________________	By:_____________________________
Name:	Howard Knaster
Title:

Signature Page To Addendum to Merger Agreement